Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE, dated as of March 31, 2021 (the “First Supplemental Indenture”), between PRA GROUP, INC., a Delaware corporation (together with its successors or assigns, the “Company”), and REGIONS BANK, as trustee (the “Trustee”). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of May 26, 2017 (the “Indenture”), providing for the issuance of $345,000,000 of the Company’s 3.50% Convertible Senior Notes due 2023 (the “Notes”);

WHEREAS, pursuant to Section 10.01(i) of the Indenture, the Company and the Trustee may supplement the Indenture without the consent of the Holders of the Notes to irrevocably elect or eliminate a Settlement Method or Specified Dollar Amount;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid supplement to the Indenture pursuant to its terms and the terms of the Indenture have been done.

NOW, THEREFORE, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE I
Irrevocable Election

Section 1.01 Irrevocable Election of Settlement Method. The Company hereby irrevocably elects Cash Settlement as the Settlement Method in respect of the principal amount of Notes converted pursuant to the terms of the Indenture on or after the date of this First Supplemental Indenture.

ARTICLE II
Miscellaneous

Section 2.01 Relationship to Indenture. This First Supplemental Indenture is a supplemental indenture within the meanings of the Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 2.02 Modification to the Indenture. Except as expressly modified by this First Supplemental Indenture, the provisions of the Indenture shall continue to apply to the Notes.

Section 2.03 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Section 2.04 Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture. Any signature to this First Supplemental Indenture (or any supplement hereto) may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the parties represents and warrants to the other party that it has the corporate or other capacity and authority to execute this First Supplemental Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

Section 2.06 Headings.The headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part of this First Supplemental Indenture and shall not modify or restrict any of the terms or provisions of this First Supplemental Indenture.

Section 2.07 Severability In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 2.08 No Adverse Interpretation of Other Agreements. This First Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this First Supplemental Indenture.

Section 2.09 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

PRA Group, Inc.

By:_______________________________________
Name: Peter M. Graham
Title: Executive Vice President and Chief
Financial Officer

Regions Bank, as Trustee

By: ______________________________________
Name: Kristine Prall
Title: Vice President